EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 12, 2003	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.

ATTLEBORO, MASSACHUSETTS

SWANK, INC. REPORTS SALES AND LOWER NET LOSS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2003

ATTLEBORO, MASSACHUSETTS, August 12, 2003 -- John Tulin, President of SWANK, INC., (OTCBB:SNKI), today reported the net sales and operating results for the company's second quarter and for the six months ended June 30, 2003:

(In thousands except shares and per share)
	Three months		Six months
	Ended June 30		Ended June 30
	2003	2002	2003	2002

Net Sales	$ 22,385	$ 22,763	$ 40,696	$ 43,794

(Loss) from Continuing Operations before Income Tax (Benefit)	(544)	(945)	(3,178)	(3,829)

(Loss) from Continuing Operations	(544)	(945)	(3,178)	(2,614)

Income from Discontinued Operations	-	300	-	300

Net (Loss)	$ (544)	$ (645)	$ (3,178)	$ (2,314)

Share and per share information:
Basic and Fully-Diluted Weighted Average Common Shares Outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic and Fully-Diluted Net Income (Loss) per Common Share Outstanding:
(Loss) from Continuing Operations	$ (.10)	$ (.17)	$ (.58)	$ (.47)
Income from Discontinued Operations	-	.05	-	.05
Net (Loss)	$ (.10)	$ (.12)	$ (.58)	$ (.42)

Net sales for the quarter and six months ended June 30, 2003 decreased 1.7% and 7.1% respectively, both as compared to the prior year, primarily due to lower shipments of men's belts and personal leather goods to the Company's traditional department store customers. The decrease in department store gross volume was partially offset by an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding

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August 12, 2003	SWANK, INC.
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fiscal year. This adjustment increased net sales by$2,069,000 for the quarter and year to date periods ending June 30, 2003 compared to an increase of $505,000 for the corresponding periods last year. The Company's more favorable return experience in 2003 was mainly due to fewer promotional events and product transitions during the spring 2003 selling season compared to the prior year. The decrease in net sales during the quarter and six month period ended June 30, 2003 was also due to relatively heavy shipments made during the first half of last year in connection with the rollout of new product and packaging concepts associated with the Company's "Geoffrey Beene" and "Tommy Hilfiger" branded collections as well as in connection with certain private label programs.

Mr. Tulin noted that the retail climate during the first half of 2003 was marked by a generally soft economic environment due to concerns over military conflict in Iraq and rising unemployment rates. In addition, the relatively disappointing holiday season left many retailers with higher than anticipated inventories going into the spring selling season, dampening the demand for orders of fresh merchandise.

Despite the decrease in net sales, the pretax loss for both the quarter and six-month periods was lower than the corresponding periods last year. The improvement in operating earnings was mainly due to lower selling and administrative expenses resulting from a number of cost-control initiatives put into place during the past several months. Commenting on the results for the quarter, Mr. Tulin said "We continue to operate in a difficult retail environment that puts pressure on sales growth in our traditional businesses. Nonetheless, we are committed to developing incremental revenue streams from alternative distribution channels. We anticipate that changes in the Company's sourcing strategy with respect to our belt business will lead to better margins and at the same time, ensure that we maintain the high quality and outstanding value that our customers expect."

Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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August 12, 2003	SWANK, INC.
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Swank manufactures and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also manufactures and distributes men's jewelry and leather items for distribution under private labels.

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